Exhibit 10.1

ENTEGRIS, INC.
2019 Performance Share Award Agreement
In consideration of services rendered to Entegris, Inc. (the “Company”), the Company may periodically make equity incentive awards consisting of performance based restricted stock units with respect to the Company’s Common Stock $0.01 par value (“Stock”) to certain key employees, non-employee directors, consultants or advisors of the Company under the Company’s 2010 Stock Plan (as amended from time to time, the “Plan”). Any key employee, non-employee director, consultant or advisor (a “Participant”) who receives a performance based restricted stock unit award (the “Award”) is notified either in writing or via email and the Award is credited to the Participant’s account as reflected on the Participant’s Restricted Stock Plan Overview tab under the Performance Stock Units section on the Morgan Stanley Stock Plan Connect web page found at https://www.stockplanconnect.com. By clicking on the “Accept” button for the Award or by otherwise receiving the benefits of the Award, Participant: (i) acknowledges that Participant has received a copy of the Plan, of the related prospectus providing information concerning awards under the Plan and of the Company’s most recent Annual Report on Form 10-K; and (ii) accepts the Award and agrees with the Company that the Award is subject to the terms of the Plan and to the following terms and conditions:
Article I - PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD

1.1.	Award Date. This Agreement shall take effect as of the date specified with respect to the Award in the Award summary provided to you online at www.stockplanconnect.com (the “Award Date”).

1.2.
Performance Based Restricted Stock Units Subject to Award. The Award consists of that number of performance based restricted stock units (the “PRSU”) with respect to the Stock that has been approved for the Award to Participant by the Administrator as the target number of PSRUs (“Target PRSUs”); as noted above, the Award is reflected in the Performance Stock Units section on the Restricted Stock Plan Overview tab of the Morgan Stanley Stock Plan Connect web page. The Target PRSUs shall be subject to increase or decrease in accordance with Sections 1.3 and 1.4 below. Each PRSU is equivalent to one share of the Stock. The Participant’s rights to the PRSU are subject to the restrictions described in this Agreement and in the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

1.3.
Earned Performance Based Restricted Stock Units. The number of PRSUs earned under this Agreement (the “Earned PRSUs”) shall be equal to the Target PRSUs multiplied by the TSR Performance Multiplier (as defined herein). The “TSR Performance Multiplier” will be determined by comparing the Company’s total stockholder return to the total stockholder return of each of the companies in the Comparator Peer Group (as set forth below) over the period commencing on the Award Date and ending on the third anniversary of the Award Date (the “Performance Period”) to determine the Company’s TSR ranking against the Comparator Group. For purposes of computing total stockholder return: (i), any dividends paid by the Company or the companies in the Comparator Group shall be treated as having been reinvested at the closing price as of the ex-dividend date; and (ii) the beginning stock price will be the average stock price over the 20 trading days ending on the Award Date and the ending stock price will be the average stock price over the 20 trading days period ending on the last day of the Performance Period (adjusted, as applicable, for stock splits, reorganizations, recapitalizations, or similar corporate transactions during such period).

1.4.	Calculation of the TSR Performance Multiplier. The TSR Performance Multiplier will be calculated as set forth in the following table based upon the Company’s total stockholder return over the

Performance Period when ranked against the total stockholder return over the Performance Period of each of the companies in the Comparator Peer Group:

Company TSR Percentile Rank	TSR Performance Multiplier
Below 25th percentile	0
25th percentile	50%
50th percentile	100%
75th percentile or above	150%
If the Company’s total stockholder return percentile rank during the Performance Period is between the 25th and the 50th percentiles or 50th and 75th percentiles, the TSR Performance Multiplier will be determined using straight line interpolation based on the actual percentile ranking.
As used herein, the “Comparator Peer Group” consists of those companies that are in the Philadelphia Semiconductor Index on the Award Date; provided that, except as provided below, the common stock (or similar equity security) of each such peer company is continually listed or traded on a national securities exchange from the first day of the Performance Period through the last trading day of the Performance Period. In the event a member of the Comparator Peer Group files for bankruptcy or liquidates due to an insolvency or is delisted due to failure to meet the national securities exchange’s minimum market capitalization requirement, such company shall continue to be treated as a Comparator Peer Group member, and such company’s ending price will be treated as $0 if the common stock (or similar equity security) of such company is no longer listed or traded on a national securities exchange on the last trading day of the Performance Period (and if multiple members of the Comparator Peer Group file for bankruptcy or liquidate due to an insolvency or are delisted, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies/liquidations/delistings ranking lower than later bankruptcies/liquidations/delistings). In the event of a formation of a new parent company by a Comparator Peer Group member, substantially all of the assets and liabilities of which consist immediately after the transaction of the equity interests in the original Comparator Peer Group member or the assets and liabilities of such Comparator Peer Group member immediately prior to the transaction, such new parent company shall be substituted for the Comparator Peer Group member to the extent (and for such period of time) as its common stock (or similar equity securities) are listed or traded on a national securities exchange but the common stock (or similar equity securities) of the original Comparator Peer Group member are not. In the event of a merger or other business combination of two Comparator Peer Group members (including, without limitation, the acquisition of one Comparator Peer Group member, or all or substantially all of its assets, by another Comparator Peer Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Comparator Peer Group, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Performance Period. With respect to the preceding two sentences, the applicable stock prices shall be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of the transaction.
The Award shall be subject to the following limitations: (i) if the Company’s absolute total shareholder return is negative then the maximum number of shares that may be earned is the Target PRSUs; and (ii) in no event may the value of the Award at vesting exceed 300% of the value of the Target PRSUs on the Award Date; the number of PRSUs vested shall be reduced to meet the foregoing absolute dollar cap.

1.5.
Vesting of PRSUs. The term “vest” as used herein with respect to any PRSU means the lapsing of the restrictions described herein with respect to such PRSU. The Award shall not be vested as of the Award Date and shall be forfeitable by the Participant without consideration or compensation in accordance with Section 1.6 below unless and until otherwise vested pursuant to the terms of this Agreement. The Participant has no rights, partial or otherwise, in the Award and/or any Stock subject thereto unless and until the Award has been earned pursuant to Section 1.3 and vested pursuant to this Section 1.5. A number of PRSUs equal to the Earned PRSUs will become 100% vested (referred to as “Vested Units”) on the last day of the Performance Period (the “Maturity Date”), provided that the Participant remains continuously employed by the Company, an Affiliate, or a subsidiary through the Maturity Date. Each Vested Unit shall be settled by the delivery of one share of Stock (subject to adjustment under the Plan). Subject to Section 2.3 below, settlement will occur as soon as practicable following certification by the Administrator of the number of Earned PRSUs and passage of the Maturity Date (or, if earlier, the date the Award becomes vested pursuant to the terms of Section 1.7 below), but in no event later than the earlier of (i) 90 days following the Maturity Date (or such earlier date that the Award becomes vested), or (ii) March 15th of the year following the year in which the Award becomes vested. No fractional shares of Stock shall be issued pursuant to this Agreement.

1.6.
Forfeiture Risk. Subject to Section 1.7, If the Participant ceases to be employed or retained by the Company or an Affiliate for any reason any then outstanding PRSU that is not a Vested Unit acquired by the Participant hereunder shall be automatically and immediately forfeited. The Participant hereby appoints the Company as the attorney-in-fact of the Participant to take such actions as may be necessary or appropriate to effectuate the cancellation of a forfeited PRSU.

1.7.
Early Vesting of PRSUs. This Section sets forth the exclusive circumstances under which the Participant may become entitled to Vested Units even though he or she is not employed through the Maturity Date: (i) If, prior to a Change in Control, the Participant dies, incurs a total and permanent disability (as that term is defined in the Company’s disability insurance policy in effect on the award date), or terminates employment on account of retirement from employment with the Company or an Affiliate at age 65 with ten consecutive years of employment with the Company or an Affiliate, prior to the Maturity Date, he or she shall continue to be entitled to receive the Earned PRSUs hereunder, to the extent earned as of the earlier of the Maturity Date and the date of a Change in Control, but the amount otherwise payable shall be prorated to reflect the portion of the Performance Period during which the Participant was employed. (ii) In the event of a Change in Control where the Award is not continued or assumed by a public company, the Earned PRSU, to the extent earned pursuant to the next sentence shall be fully vested immediately prior to the Change in Control. The number of Earned PRSUs at the time of a Change in Control shall be determined as of the date such Change in Control is consummated, rather than the Maturity Date (as defined in Section 1.5), with the number of Earned PRSUs determined as set forth in Section 1.4 above, based upon the Company’s total stockholder return and the total stockholder return of each of the companies in the Comparator Peer Group through the date of the Change in Control (and, with respect to the Company, instead of the 20-business day average, taking into account the consideration per share to be paid in the Change in Control transaction). (iii) In the event of a Change in Control where the Award is continued or assumed by a public company, then payment of the Earned PRSUs calculated in accordance with clause (ii) above, shall continue to be contingent on the Participant’s employment through the Maturity Date unless there is a Qualifying Termination within two years following the Change in Control. If a Qualifying Termination occurs, the restrictions on all unvested Earned PRSUs shall immediately lapse. The provisions of clauses (ii) and (iii) shall govern the Award notwithstanding the provisions of any Executive Change In Control Termination Agreement that may exist between the Company or an Affiliate and the Participant. The distribution of any Vested Units occurring by reason of this Section 1.7 shall be settled by the delivery of one share of Stock (subject to adjustment under the Plan) per Vested Unit. Settlement will occur as soon as practicable following the date the Award becomes vested pursuant to the terms of this Section 1.7, but in no event later than the earlier of (A) 90 days following the date the Award becomes vested, and (B) March 15th of the year following the year in which the Award becomes vested. No fractional shares of Stock shall be issued pursuant to this Agreement.

1.8.
Nontransferability of PRSUs. The PRSU acquired by the Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.

1.9.
Dividends, etc. The Participant shall not be entitled: (i) to receive any dividends or other distributions paid with respect to the Stock to which the PRSU relates, or (ii) to vote any Stock with respect to which the PRSU relates, unless and until, and only to the extent, the PRSU becomes vested and the Participant becomes a stockholder of record with respect to such shares of Stock. Notwithstanding the foregoing, as of each date on which the Company pays an ordinary cash dividend to record owners of shares of Stock, the Participant’s account shall, as of each such Dividend Date, be credited with a cash amount (without interest) equal to the product of the total number of shares subject to the Target PRSU immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Stock by the Company on such Dividend Date (such amount, the “Dividend Equivalent Amount”). The Dividend Equivalent Amount, which shall be adjusted to reflect the number of Earned PRSUs, shall be subject to the same vesting conditions and settlement terms as the PRSU shares to which they relate.

1.10.
Sale of Vested Shares. The Participant understands that Participant will be free to sell any Stock with respect to which the PRSU relates once the PRSU has vested, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the vesting of such PRSU; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.

1.11.
Certain Tax Matters. The Participant expressly acknowledges that the award or vesting of the PRSU acquired hereunder, may give rise to “wages” subject to withholding. The Participant expressly acknowledges and agrees that Participant’s rights hereunder are subject to Participant promptly paying to the Company all taxes required to be withheld in connection with such award, vesting or payment. Until the Administrator determines otherwise, such payment of Participant’s withholding tax obligations shall be made through net share settlement procedures whereby that number of the vesting shares needed to cover the withholding tax obligation (calculated using the Fair Market Value of the Company’s stock on the date of vest) shall be cancelled to fund the Company’s payment of the withholding tax obligation and the net shares remaining after such cancellation shall be credited to Participant’s account.

1.12	Equitable Adjustments. The Award is subject to adjustment pursuant to Section 15.1 of the Plan.

Article II - GENERAL PROVISIONS

2.1.	Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan. The following terms shall have the indicated meanings:
“Administrator” means the Management Development & Compensation Committee of the Company’s Board of Directors.
“Affiliate” means a corporation or other legal entity that is controlled by, controls or is under common control with the Company.
“Cause” means (a) “Cause” as defined in any individual agreement to which the Participant is a party or (b) if there is no such agreement or if it does not define Cause, the Company's termination of the Participant’s employment with the Company or any Affiliate following the occurrence of any one or more of the following: (i) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (ii) the Participant’s willful and continual failure to substantially perform the Participant’s duties after written notification by the Company; (iii) the Participant’s willful engagement in conduct that is materially injurious to the Company or an Affiliate monetarily or otherwise; (iv) the Participant’s commission of an act of gross misconduct in connection with the performance of the Participant’s duties; (v) the Participant’s material breach of any employment, confidentiality, or other similar agreement between the Company or an Affiliates and the Participant; or (vi) prior to a Change in Control, such other events as shall be determined by the Administrator.
“Qualifying Termination” means the termination of a Participant’s employment with the Company or an Affiliate (a) by the Company for any reason other than Cause, death, or total and permanent disability (as that term is defined in the Company’s disability insurance policy in effect on the Award Date); or (b) by the Participant because of the occurrence, without the Participant’s consent, of (i) a material reduction in the position, duties, or responsibilities of the Participant from those in effect immediately prior to such change; (ii) a reduction in the Participant’s base salary; (iii) a relocation of the Participant’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (iv) a material breach by the Company or an Affiliate of any employment agreement with the Participant. In order to invoke a termination of employment pursuant to clause (b) of this definition, Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy a condition covered by clause (b) of this definition during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such termination of employment to constitute a Qualifying Termination.

2.2.
No Understandings as to Employment etc. The Participant further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ or retain the Participant for any period or with respect to the terms of the Participant’s employment or to give rise to any right to remain in the service of the Company or of any subsidiary or affiliate of the Company, and the Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.

2.3.
Compliance with Section 409A of the Code. Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be construed or deemed to be amended as necessary to remain exempt from or comply with the requirements of Section 409A of the Code and to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Under no circumstances, however, shall the Company, an Affiliate, or a subsidiary have any liability under the Plan or this Agreement for any taxes, penalties, or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties, or interest imposed under Section 409A of the Code. In the event that it is determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Code (and any related regulations or other pronouncements thereunder) (the “Deferred Compensation Tax Rules”), benefits that the Participant is entitled to receive under the terms of this Agreement are deferred compensation subject to the Deferred Compensation Tax Rules, (i) the Participant shall not be considered to have terminated employment for purposes hereof until the Participant would be considered to have incurred a “separation from service” within the meaning of the Deferred Compensation Tax Rules and (ii) the Company shall, in lieu of providing such benefit when otherwise due under this Agreement, instead provide such benefit on the first day on which such provision would not result in the Participant incurring any tax liability under the Deferred Compensation Tax

Rules; which day, if the Participant is a “specified employee” (within the meaning of the Deferred Compensation Tax Rules), shall, in the event the benefit to be provided is due to the Participant’s “separation from service” (within the meaning of the Deferred Compensation Tax Rules) with the Company and its subsidiaries, be the first day following the six-month period beginning on the date of such separation from service. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of the Deferred Compensation Tax Rules, and any payments described in this Agreement that are due within the “short term deferral period” as defined in the Deferred Compensation Tax Rules shall not be treated as deferred compensation unless applicable law requires otherwise.

2.4.
Data Protection Waiver. Participant understands and agrees that in order to process and administer the Award and the Plan, the Company and the Administrator may process personal data and/or sensitive personal information concerning the Participant. Such data and information includes, but is not limited to, the information provided in the Award grant package and any changes thereto, other appropriate personal and financial data about Participant, and information about Participant’s participation in the Plan and transactions under the Plan from time to time. Participant hereby gives his or her explicit consent to the Company and the Administrator to process any such personal data and/or sensitive personal information. Participant also hereby gives his or her explicit consent to the Company and the Administrator to transfer any such personal data and/or sensitive personal data outside the country, in which Participant works or is employed, and to the United States. The legal persons granted access to such Participant personal data are intended to include the Company, the Administrator, the outside plan administrator as selected by the Company from time to time, and any other compensation consultant or person that the Company or the Administrator may deem appropriate for the administration of the Plan or the Award. Participant has been informed of his or her right of access and correction to Participant’s personal data by contacting the Company. Participant also understands that the transfer of the information outlined herein is important to the administration of the Award and the Plan and failure to consent to the transmission of such information may limit or prohibit Participant’s participation under the Plan and/or void the Award.

2.5.
Savings Clause. In the event that Participant is employed or provides services in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect upon the Company, then any such term or provision shall be null, void and of no effect.

2.6.
Amendment. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially adversely affect the Participant’s rights under this Agreement shall be subject to the written consent of the Participant. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

2.7.
Acts of Misconduct. If Participant has allegedly committed an act of serious misconduct, including, but not limited to, embezzlement, fraud, dishonesty, unauthorized disclosure of trade secrets or confidential information, breach of fiduciary duty or nonpayment of an obligation owed to the Company, an executive officer of the Company may suspend Participant’s rights under the Award, including the vesting of the Award and the settlement of vested PRSUs, subject to the Administrators final decision regarding termination of the Award. No rights under the Award may be exercised during such suspension or after such termination.

2.8.	Disputes. The Administrator or its delegate shall finally and conclusively determine any disagreement concerning the Award.

2.9.
Plan. The terms and provisions of the Plan are incorporated herein by reference, a copy of which has been provided or made available to the Participant. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

2.10.
Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

2.11.
Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereof; provided, however, that to the extent that the Participant has entered into an employment agreement, severance agreement or change in control termination agreement with the Company that provides for vesting terms that are more favorable than the vesting terms set forth in this Agreement or the Plan, such more favorable vesting terms shall apply.

2.12	Claw Back Policy. This grant is subject to the terms of the Company’s Claw Back Policy.